NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

ATTACHMENT A

Portfolio

Balanced Portfolio
Growth Portfolio
Guardian Portfolio
Large Cap Value Portfolio
Mid Cap Intrinsic Value Portfolio
Mid-Cap Growth Portfolio
Short Duration Bond Portfolio
Socially Responsive Portfolio